EXHIBIT 99.1

WeTrade Group Y-Health Celebrates the Daily Sale of Jiqing Biotech COVID-19 Antigen Kit to Reach 1 Million

Beijing, China, Dec. 22, 2022 -- WeTrade Group Inc. ("WeTrade" or the "Company") (NASDAQ: WETG), a global diversified "software as a service" ("SaaS") technology service provider committed to providing technical support and digital transformation tools for enterprises across different industries, today announced that the cooperation with Jiqing Biomedical Technology Co. Ltd. (“Jiqing Biotech”) has reached a milestone achievement in that Jiqing Biotech's COVID-19 self-test kit has been sold up to 1 million units per day in China with the help of Wetrade Group's multi-dimensional marketing tool, SaaS.

With the gradual loosening of domestic pandemic prevention policies, the self-use of antigen products has expanded, allowing it to gradually transition from being a medical and professional item to an over-the-counter consumer product projected with a sizeable increase in market demand.

The accuracy of the Jiqing Biotech’s COVID-19 antigen self-test kit exceeds 98%, and guarantees a rapid and accurate result within 15 minutes. It will facilitate the needs for rapid self-testing at home, and will serve to better meet the needs of COVID detection, prevention and control around the world.

The cooperation between Wetrade Group and Jiqing Biology began in August. Wetrade Group not only helps Jiqing Biotech develop in domestic and foreign sales channels through cooperation, but also contributes to the medical industry in general by investing in Jiqing Biotech. After cooperating with Jiqing, Wetrade Group has successively reached cooperation with Parkway Medical Limited, MobiLab Medical Innovatives, Zhixun Biotechnology Limited, among others. Up to now, Wetrade Group has formed three business segments represented by YCloud, WTPay and Y-Health.

Y-Health is a global public health business segment launched by Wetrade Group, and it focuses on facilitating global business of bio-health companies. At present, Y-Health mainly focuses on covid-19 detection and prevention, daily health, traditional Chinese medicine. This achievement signifies an official and successful entry of Wetrade Group into the medical field.

About WeTrade Group Inc.

WeTrade Group Inc. is a global diversified "software as a service" ("SaaS") technology service provider which is committed to providing technical support and digital transformation tools for enterprises across different industries. The three main business segments of the Company are YCloud, WTPay and Y-Health.

YCloud is a micro-business cloud intelligent system launched by WeTrade, serving global micro-business industry. YCloud strengthens users' marketing relationship and CPS commission profit management through leading technology and big data analysis. It also helps increase the payment scenarios to increase customers' revenue by multi-channel data statistics, AI fission and management as well as improved supply chain system.

Independently developed by the Company, WTPay supports multiple methods of online payment and eight mainstream digital wallets in over 100 countries to help customers quickly realize global collection and payment business. Customers can use WTpay for global acquiring business, global store opening, global payment collection, international banking, global remittance and currency exchange.

Under its global public health business sector Y-Health, the Company engages in developing global business for biological health and medical enterprises. Currently, Y-Health mainly focuses on detection and prevention of epidemic, daily healthcare, traditional Chinese medicines, and others.

For more information, please visit https://ir.wetg.group.

Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.

SOURCE WeTrade Group Inc.

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